EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 10, 2004, relating to the consolidated financial statements and consolidated financial statements schedule of Virage Logic Corporation, which appear in Virage Logic Corporation’s Annual Report on Form 10-K for the year ended September 30, 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 8, 2005